Exhibit 10.3

IceVista BVBA
Cattleyalaan 47
Brussels, BE-1150
Belgium
05 Jan 2015

Steampunk Wizards Ltd
43/1 St Paul’s Buildings, West Street
VLT 1531, Valletta
Malta

RE: Management Agreement: Brendon Grunewald & Steampunk Wizards Ltd

The purpose of this letter agreement is to set forth the terms and conditions of the retention of Brendon Grunewald via IceVista BVBA, a Belgian registered company with VAT# BE 478 901 272 by Steampunk Wizards Ltd, a Maltese registered company with VAT# MT 2210-3121 (the Company).  IceVista appreciates this opportunity to render services to the Company and requests that, as confirmation of the Company’s approval and acceptance of the terms and conditions set forth herein, the Company sign and return the enclosed copy of this letter agreement.

1.	IceVista will render management and advisory services to the Company in connection with;

i.	Executive and Strategic management of the company
ii.	Financial Management and Control of the company’s finances
iii.	Board, Shareholder and Investor relations and management
iv.	Oversee the Day to Day operational management of the company
v.	Determine and oversee the execution of the company’s strategy

Services rendered by IceVista on behalf of the Company will be performed in such a manner, at such times, and at such places as determined by IceVista to be necessary or appropriate thereto.  The Company acknowledges that IceVista will be rendering services to multiple clients at any one time and that IceVista’s services will not be exclusive as to the Company. The Initial Term of this agreement shall be twelve (12) months, and shall commence 1 January 2015.

2.
In connection with IceVista’s activities on the Company’s behalf, the Company will cooperate with IceVista and will furnish IceVista with relevant information and data concerning the Company and other parties (the “Information”) that is necessary to effectuate the requirements of this agreement and will provide IceVista with reasonable access to the Company’s personnel and professional advisers.  The Company represents that, to the best of its knowledge, all Information made available to IceVista will be complete and correct in all material respects.  The Company understands that, in rendering its services hereunder, IceVista will be relying on the Information without independent verification thereof by IceVista.  IceVista does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company that is supplied to IceVista by the Company.

3.
In consideration for IceVista’s services hereunder, the Company agrees to pay IceVista a “Retainer Fee” equal to Euro Five Thousand (€5,000.00) per month, which will increase to Euro Seven Thousand Five Hundred (€7,500.00) per month once the company is either:

- EBITDA positive,
- raises capital in excess of Euro One Hundred Thousand (€100,000.00),
- exits through the sale of a controlling stake (>51%) in the company, or
- IPO.

The Retainer Fee will be invoiced and is payable within 8 days of an invoice. Furthermore, Brendon Grunewald / IceVista will form part of any staff / management bonus / incentive scheme as determined by the company’s board each year.

4.
In addition to the compensation described in paragraph 3 above, the Company agrees promptly to reimburse IceVista, upon request from time to time, for all direct and verifiable out-of-pocket expenses incurred by IceVista in connection with this agreement and the matters contemplated hereby (including, but not limited to, duplicating charges, postage and delivery costs, telecopying and long-distance telephone charges, computer charges, and all travel, lodging, and meal expenses). Company agrees that IceVista or its agents / subcontractors may travel in business class for all flights over 4 hours in duration and on international train journeys. Any single expense item over €5000.00 must be pre-approved by the Company in writing or by email. Without limiting the generality of the foregoing, the Company specifically agrees that IceVista may retain counsel, and other consultants or advisors, to assist it in connection herewith, and that the Company will reimburse IceVista hereunder for the reasonable fees and disbursements of such counsel, consultants, and advisors provided that prior approval has been obtained in writing from the Company.

5.
The Company agrees to indemnify and hold harmless IceVista, the members and managers of IceVista, and their agents, attorneys, employees, and affiliates from and against all claims, actions, or demands that arise out of this letter agreement and the services provided hereunder or in connection herewith and any expenses (including reasonable attorneys’ fees), liabilities, losses, or damages resulting from such claims, actions, and demands, including without limitation amounts paid in settlement or compromise thereof; provided, however, that this indemnity will not extend to conduct of such an indemnified party which is finally determined by a judgment of a court of competent jurisdiction not to have been undertaken in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Company.

6.
The obligations of IceVista and the Company are solely entity-level obligations, and no officer, director, manager, employee, agent, shareholder, member, or controlling person will be subjected to any personal liability whatsoever to any person or entity, nor will any such claim be asserted by or on behalf of any other party to this letter agreement or any person or entity relying on the services provided hereunder.

7.
Either party hereto may terminate this letter agreement at any time after the Initial Term upon six (6) months written notice via a registered letter to the address above, without liability or continuing obligation, except as set forth in the following sentence.  Neither termination of this letter agreement nor completion of the assignment contemplated hereby will affect: (i) any compensation or fee earned by IceVista up to the date of termination or completion, as the case may be, (ii) the reimbursement of expenses incurred by IceVista up to the date of termination or completion, as the case may be, or (iii) the provisions of paragraphs 3 through 13, inclusive, of this letter agreement, all of which will remain operative and in full force and effect.

8.
Any advice rendered by IceVista pursuant to this letter agreement may not be disclosed publicly without IceVista’s prior written consent. IceVista agrees to sign a mutually agreeable and standard Confidentiality and Non Disclosure Agreement. Company agrees that IceVista may use Company’s name and Logo as a reference customer on its website and other sales and marketing materials and may produce transaction tombstones for any transactions resulting from this agreement.

9.
The validity and interpretation of this letter agreement will be governed by the laws of Belgium applicable to agreements made and to be fully performed therein, and all proceedings will be conducted in Brussels, Belgium and the English or Dutch Languages.

10.	At any stage may Brendon Grunewald at his sole discretion elect to transfer this agreement to another legal entity, provided the services continue to be delivered by Brendon Grunewald.

11.
IceVista is and shall be deemed to be an independent contractor of the Company and nothing contained herein shall be deemed to constitute a partnership or joint venture by the parties hereto, or constitute either party the employee or agent of the other.

12.
This agreement may not be assigned by either party without the other party’s prior written consent.  Nothing in this letter agreement, expressed or implied, is intended to confer or does confer on any person or entity other than the parties hereto and their respective successors and permitted assigns and, to the extent expressly set forth herein, the indemnified parties and their successors and permitted assigns, any rights or remedies under or by reason of this letter agreement or as a result of the services to be rendered by IceVista hereunder.  The obligations and liabilities assumed in this letter agreement by the parties hereto will be binding upon their respective successors and permitted assigns.

13.
This agreement incorporates the entire understanding of the parties and supersedes all previous agreements or understandings, whether written or oral, and may be modified or amended only by an express writing executed by all parties hereto.

14.
The invalidity or unenforceability of any provision of this letter agreement will not affect the validity or enforceability of any other provision of this letter agreement, which will remain in full force and effect pursuant to the terms hereof.

15.
For the convenience of the parties hereto, any number of counterparts of this letter agreement may be executed by the parties hereto.  Each such counterpart will be, and will be deemed to be, an original instrument, but all such counterparts taken together will constitute one and the same letter agreement.

[The rest of this page is left intentionally blank, signature page follows]

IceVista trusts that the foregoing terms and conditions are agreeable to the Company and requests that the Company sign the enclosed copy of this letter agreement and return it to IceVista.

Sincerely,

ICEVISTA

By: /s/ Brendon Grunewald
   Brendon Grunewald, Managing Director

The foregoing has been approved and accepted, and the undersigned agrees to retain IceVista upon the foregoing terms and conditions.

Dated: 5 January, 2015

STEAMPUNK WIZARDS LTD

Signed By: /s/ Jan Vorstermans
  Jan Vorstermans, Director